CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 89 to Registration Statement No. 2-47015 on Form N-1A of our report dated December 23, 2009, relating to the financial statements and financial highlights of BlackRock Liquidity Funds, including the Temp Fund, Temp Cash, Fed Fund, T-Fund, Federal Trust Fund, Treasury Trust Fund, Muni Fund, Muni Cash, California Money Fund and New York Money Fund, appearing in the Annual Report on Form N-CSR of BlackRock Liquidity Funds for the year ended October 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, all of which are part of such Registration Statement.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 25, 2010